Free Writing Prospectus Filed
Pursuant to Rule 433
Registration Statement No. 333-206169
Dated December 16, 2015

Intercontinental Exchange, Inc. announces secondary offering by selling stockholders related to Interactive Data acquisition

ATLANTA & NEW YORK—(December 16, 2015)— Intercontinental Exchange, Inc. (NYSE: ICE), a leading global network of exchanges and clearing houses, today announced that Silver Lake Partners III, L.P., Silver Lake Technology Investors III, L.P, Warburg Pincus Private Equity X, L.P., Warburg Pincus X Partners, L.P., WP X Finance, L.P. and Igloo Co-Invest, LLC (collectively, the Selling Stockholders) intend to offer for sale in an underwritten secondary offering 5,669,002 shares of ICE’s common stock pursuant to ICE’s shelf registration statement filed with the Securities and Exchange Commission (SEC). The shares being offered were originally issued to the Selling Stockholders in connection with the acquisition of Interactive Data Holdings Corporation which ICE completed on December 14, 2015. ICE is not selling any shares and will not receive any proceeds from this offering. The closing price of ICE’s common stock on December 16, 2015, was $247.72 per share.

Credit Suisse will act as underwriter for the offering.

Credit Suisse proposes to offer for sale the shares of common stock of ICE to be sold in the offering from time to time in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part.

ICE has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents ICE has filed with the SEC for more complete information about ICE and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at: www.sec.gov. Alternatively, copies of the prospectus supplement and accompanying prospectus relating to the offering, when available, may be obtained from: Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, New York, 10010, or by telephone at +1 (800) 221-1037, or by email at newyork.prospectus@credit-suisse.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described above, nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Intercontinental Exchange

Intercontinental Exchange (NYSE:ICE) operates a leading network of regulated exchanges and clearing houses. ICE’s futures exchanges and clearing houses serve global commodity and financial markets, providing risk management and capital efficiency. The New York Stock Exchange is a world leader in capital raising and equities trading.

Trademarks of ICE and/or its affiliates include Intercontinental Exchange, ICE, ICE block design, NYSE and New York Stock Exchange.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 - Statements in this press release regarding ICE’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE’s SEC filings, including, but not limited to, the risk factors in ICE’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC on February 5, 2015. ICE assumes no obligations to update these forward-looking statements.

SOURCE: Intercontinental Exchange

ICE-CORP

ICE Media and Investor Contact:

Kelly Loeffler

+1 770 857 4726

kelly.loeffler@theice.com

investors@theice.com

media@theice.com

2